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EXHIBIT 99

                            1998 FIRST QUARTER UPDATE


May 15, 1998

Dear Shareholder:

To stay ahead of the competition, PharMerica continues to move quickly. Our first annual report outlines our success in combining the resources of two outstanding institutional pharmacy groups, Capstone Pharmacy Services, Inc. and Pharmacy Corporation of America (PCA). This effective integration is a key to PharMerica's leadership position in the new competitive marketplace. Because of the progress we have made since our merger, we thought we would give you an update on these accomplishments and where we are headed.

PharMerica now serves the largest patient population of any pharmacy management company in the country. In addition, our successful acquisition strategy has positioned us to serve the widest geographic area in the industry; reaching 82 percent of all the long-term care patients in the United States. We continue to look for acquisitions to further expand our service reach.

Developing larger scale and more effective operations, while at the same time improving services, means better value for our customers and shareholders. These efforts include an ongoing commitment to innovative clinical programs and products, a continuing investment in powerful information systems and patient care management tools that are essential to our customers - and to our success.

Moreover, with Medicare's prospective payment system (PPS) and consolidated billing on the horizon, the tools we offer our customers to help them better manage patient care and contain costs will be in increasing demand.

In short, our strategic focus has resulted in a strong business platform, produced outstanding operating performance in 1997, and positioned us well for the future.


FIRST QUARTER 1998 HIGHLIGHTS
This year's first quarter operating results represented record levels of revenue, operating income, and net income for our company. Earnings per share were 13 cents for the quarter as compared to eight cents on a pro forma basis for the comparable 1997 period. These earnings, which represented a 63 percent increase in earnings per share, met or exceeded the estimates of most analysts.

Net revenues increased $31.8 million, or 13 percent, over the pro forma net revenues of first quarter 1997.




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In the first quarter of 1998, we added 5,000 net long-term care beds. This is in addition to the 15,000 beds added during the nine months ending December 31, 1997. Our mail-order workers' compensation and catastrophic care business also experienced revenue growth rates of 10 and 20 percent respectively in first quarter 1998, as compared to the comparable pro forma 1997 period.


THE BENEFITS OF INTEGRATION AND SCALE
The recent first quarter also saw a great emphasis placed on taking advantage of the benefits of integration. This included the consolidation of 11 pharmacies targeted for closure, with eight consolidations to be completed by the third quarter. We have done this quickly, yet with no material net loss of customers - in spite of a reduction of 118 full-time staff members.

Following these consolidations we have six sites that serve over 10,000 residents and four sites that serve more than 8,000 residents. This is the greatest number of such large scale pharmacies in the industry. These larger pharmacies operate at higher margins and allow us to expand our service offerings.


STRATEGIC GROWTH AND ITS BENEFITS
To enhance customer and shareholder value, we are pursuing an aggressive, yet thoughtful strategic growth plan designed to increase our market share. This strategy is based on further increasing our scale and outreach via the continuing development of large, regional mega-pharmacies.

We have also continued an active program of strategic acquisitions that complement and strengthen our services. In first quarter '98, we announced eight new acquisitions. These transactions:

         bring us more than 26,000 new long-term care residents expand our mail service business by 34,000 new clients expand our market reach in six states (California, Kentucky, Minnesota, North Carolina, Pennsylvania, Virginia) mark our entry into two other important states (Arizona and Michigan) will contribute annualized revenues of approximately $67 million

Additionally, in the first quarter we added 1,900 beds through preferred provider agreements (PPA). Thus far in the second quarter, we signed a PPA with EdenCare Senior Living Services, a progressive leader in assisted living. We will continue to focus on entering into additional agreements during the coming quarters.


NEW AND LARGER MARKETS OPPORTUNITIES
Although our industry has traditionally focused on serving institutions that deliver care, we have instead targeted the patients' "continuum of care." This enables PharMerica services to follow patients wherever their care is delivered
- whether it be in skilled nursing facilities, assisted living centers, subacute care units, chronic and catastrophic care, specialty hospitals, or via workers'





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compensation. Diversification of our payor sources creates new revenue streams and allows us to become less reliant on one business line or any government regulatory agency.

The effect of this broader emphasis has been to more than triple the size of our potential market. We have moved from serving only traditional long-term care institutions (currently, a $5 billion arena), to a marketplace that encompasses over $16 billion in annual sales.

This shift brings tremendous potential. Our full service program for catastrophically injured workers, for example, has grown by 50 percent in a single year. In fact, the program has been so effective that we are using it as a model for programs designed for home-bound, chronically disabled elders.

The Company's development of advanced products including our leading-edge data warehouse products and clinical disease management programs are broadening our appeal to a wider array of health care fields. Couple these product advancements with our recent acquisitions, and PharMerica becomes a leading player in the industry with a meaningful presence in each area of care we serve. This furthers our "continuum of care" strategy. We intend to move effectively to develop and capitalize on these advantages.


CLINICAL PROGRAMS, PPS, AND GROWTH POTENTIAL
To improve care while managing costs, we continue to make productive investments in our clinical programs.

Early in second quarter 1998, we acquired The Chamberlain Group, a leading geriatric pharmaceutical care management organization. Integration of this group's core competencies in disease management, research, education, drug information and formulary support will further enhance our top-notch clinical operations. The acquisition reinforces PharMerica's competitive advantages in the area of wellness programs, comprehensive drug information, and best practices in disease management.

This is a particular advantage to us as we make final preparations for assisting our clients as they begin to implement Medicare's prospective payment system
(PPS). PPS and consolidated billing are major concerns for nursing facilities which are looking for sophisticated partners to help them effectively use the new electronic billing and reporting mechanisms. PPS is therefore a great opportunity for PharMerica. Here is where our economies of scale, and our array of tools to help customers better manage patient care and contain costs, will truly pay off.

PPS begins on July 1 of this year, and will be phased in over a period of three years. Even though the changes coming will be in phases, PharMerica is already well positioned to provide our customers with a new range of services and products designed to meet the need for fee-for-service, risk sharing, and consolidated ancillary services.




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OUR COMPETITIVE ADVANTAGES
Having moved quickly to achieve significant scale, PharMerica enjoys the following advantages in the increasingly competitive healthcare marketplace.

Our ever-growing databases on drug utilization trends - across a wide segment of the industry make us an attractive partner with manufacturers. These large, historical databases - with information on geriatric pharmaceutical management and outcomes research - are also invaluable assets in the critical areas of drug selection and pricing. Our 330 consultant pharmacists located nationwide - now armed with our state-of-the art ConsultWare software (the industry's first customized, proprietary clinical software tool) - can help drive best practices, create efficiencies in administrative procedures and support industry-leading outcomes studies that enhance patient care while maximizing resources.Our regional mega-pharmacies not only allow us to reduce costs, but position us for additional operating savings. Our PPAs and similar contract arrangements give us needed potential for greater scale in future negotiations. Our PPS pilot program roll-out with our two largest customers is a first step in the distribution of the Company's family of products created to address the needs of the prospective payment system.

Our success is furthered by excellent progress in bringing our merged operations under unified information systems. Since the beginning of this year, PharMerica has operated under common financial and human resource systems. By the end of second quarter 1998, 80 percent of our current long-term care client base is expected to be linked to our national data warehouse and our corporate financial systems. In addition, new on-line software technology will soon be combined with our existing proprietary software. The result will be a system that supports our ongoing work with managed care and PPS, and which will also be a valuable medication management tool.

Finally, we are happy to report that at our first senior management meeting in April, the energy and camaraderie exhibited by PharMerica managers proved that Capstone and PCA have merged easily and quickly. With a shared set of core values and significant progress toward our strategic plan we remain agile and can concentrate our efforts on PharMerica's goal of being the nation's leading pharmacy management company.


MOVING FORWARD
We are confident about our future. With your help, in a little over a year's time we have developed an exciting new company that has already assumed a leadership position in providing pharmacy services to a wide array of Americans
- regardless of the care delivery environment. We are committed to continuing to produce results for our customers and their patients, and for our shareholders.

Sincerely,



C. Arnold Renschler, MD
President and Chief Executive Officer






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This release involves forward-looking statements with respect to acquisition prospects, development of preferred provider relationships, and other plans and expectations on the part of the company. The accuracy of these statements involves a number of risks and uncertainties, including but not limited to the availability of acquisition prospects and financing for such prospects, changing economic and market conditions that would impact such prospects or financing related thereto, changes in governmental reimbursement regulations and laws that could impair or hinder the entering into of strategic alliances of preferred provider agreements, as well as other risk factors detailed in the company's Securities and Exchange Commission findings, to which recipients of this release are referred for additional information concerning the company and its prospects.